Filed Pursuant to Rule 424(b)(3)

Registration No. 333-255267

PROSPECTUS

4,650,000 Shares of Common Stock
______________

This prospectus relates to the offer and sale from time to time by the selling shareholders named in this prospectus of up to an aggregate of 4,650,000 issued and outstanding shares of the common stock of Second Sight Medical Products, Inc. We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of our common stock by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the shares.  We will bear all costs, expenses and fees in connection with the registration of the shares.

The shares of common stock registered under this prospectus will be resold from time to time by the entities or persons listed in the section titled “Selling Shareholders” on page 12, which we refer to herein as the “selling shareholders.” The selling shareholders may offer and sell the shares of common stock described in this prospectus in a number of different ways and at varying prices, as described more fully in the section titled “Plan of Distribution” on page 14.

Our common stock is traded on the Nasdaq Capital Market under the symbol “EYES.”  On April 14, 2021, the closing price of one share of our common stock on the Nasdaq Capital Market was $8.24 per share.

Investing in our securities involves risks, including those described in the section titled “Risk Factors” on page 6 of this prospectus. Please read carefully and consider these risk factors, as well as those included in the reports we file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as our most recent Annual Report on Form 10-K, and those included in any applicable prospectus supplement and/or other offering material we file with the Securities and Exchange Commission (the “SEC”).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

_______________________________

The date of this prospectus is April 28, 2021.

TABLE OF CONTENTS1

S-i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process.  Under this shelf registration process, the selling shareholders may, from time to time, sell shares of common stock described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities that the selling shareholders may offer.  A prospectus supplement(s) and/or other offering material(s) may also add, update or change information contained in this prospectus.  Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should carefully read this prospectus, any prospectus supplement and any other offering material together with additional information described herein under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or other offering material.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The selling shareholders will not make offers to sell or solicitations to buy the shares of common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.  You should not assume that the information in this prospectus, any prospectus supplement or any other offering material, or the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date.  Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information.  All of the summaries are qualified in their entirety by the actual documents.

As used in this prospectus, unless the context indicates or otherwise requires, “Second Sight,” “the Company,” “our Company,” “we,” “us,” and “our” or similar terms refer to Second Sight Medical Products, Inc., a California corporation.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act.  All statements other than statements of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our product development, financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our anticipated operating and financial performance, business plans, and prospects;

•

expectations for our products, including anticipated regulatory submissions, study completion, approvals, clinical trial results and other developing data that become available, potential market size, and potential reimbursement pathways;

•

the impact of the ongoing coronavirus, or COVID-19, pandemic on our business and operations, results of operations and financial performance including: delays, interruptions or other adverse effects to clinical trials and patient enrollment; delays in regulatory review; manufacturing and supply chain interruptions; and the adverse effects on healthcare systems and disruption of the global economy overall; and

•	the initiation, timing, design, progress and results of our clinical trials, and our research and development program.

Forward-looking statements reflect our management’s expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. There are a number of factors that could cause actual conditions, events or results to differ materially from those described in the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus.

See an additional discussion under “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q.  These forward-looking statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement as a result of new information, future events or otherwise.

S-iii

prospectus summary

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the section titled “Risk Factors” in this prospectus beginning on page 6, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Overview

Second Sight develops, manufactures, and markets implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. We are a recognized global leader in neuromodulation devices for blindness and are committed to developing new technologies to treat the broadest population of sight-impaired individuals.

Leveraging our 20 years of experience in neuromodulation for vision, we are developing the Orion® Visual Cortical Prosthesis System (“Orion”), an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease and eye injury. Orion is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. We are conducting a six-subject Early Feasibility Study of the Orion device at the Ronald Reagan UCLA Medical Center in Los Angeles (“UCLA”) and Baylor College of Medicine in Houston (“Baylor”). Regularly scheduled visits at both sites were placed on hold in mid-March due to the coronavirus outbreak, however visits at UCLA resumed mid-September 2020 and Baylor resumed in December 2020. No peer-reviewed data is available yet for the Orion system. We are currently negotiating the clinical and regulatory pathway to commercialization with the FDA as part of the Breakthrough Devices Program.

Our first commercially approved product, the Argus® II Retinal Prosthesis System (“Argus II”), treats outer retinal degenerations, such as retinitis pigmentosa, also referred to as RP. The Argus II was the only retinal prosthesis approved in the United States by the Food and Drug Administration (“FDA”), and was the first approved retinal prosthesis in the world. RP is a hereditary disease, affecting an estimated 1.5 million people worldwide including about 100,000 people in the United States, that causes a progressive degeneration of the light-sensitive cells of the retina, leading to significant visual impairment and ultimately blindness. A subset of these patients would be eligible for the Argus II since the approved baseline vision for the Argus II is worse than legally blind (20/200). We commissioned 3rd party market research to estimate the size of the RP market that resulted in an estimate of approximately 1,500 patients in the US with advanced RP that could be treated with the Argus II given the eligibility criteria of our label.

We began selling the Argus II System in Europe at the end of 2011, Saudi Arabia in 2012, the United States and Canada in 2014, Turkey in 2015, Iran, Taiwan, South Korea and Russia in 2017, and Singapore in 2018. Given the limited addressable market of Argus II, we no longer market the Argus II and have focused all of our resources on the development of Orion.

We are also researching multiple technologies that we believe to be complimentary to artificial vision and could potentially provide significant enhancements to the Orion user experience. In most cases, we collaborate with 3rd party firms to advance and integrate these innovative technologies with our artificial vision systems. Examples of technologies that we believe will be complementary to our products include: eye tracking, object recognition and localization, thermal imaging and depth-based decluttering.

Our Strategy

Our strategy can be summarized as follows:

•

Leverage proven Argus II technology to develop the Orion visual cortical prosthesis and significantly expand our addressable market to include a portion of the almost six million patients who are blind from eye trauma, optic nerve disease and injury, diabetic retinopathy, retinitis pigmentosa, age related macular degeneration, glaucoma and other untreatable causes.

•

Invest in research and development of technologies intended to enhance the Orion user experience, including eye tracking, distance filtering/decluttering, object and facial recognition and thermal imaging.

•	Continue to provide limited product support for Argus II patients while expanding our overall investment in Orion.

Recent Developments

Coronavirus (COVID-19)

In March 2020, we were severely adversely impacted by the unprecedented economic shock caused by the COVID-19 pandemic and its related effects on our ability to secure financing for our planned activities. As a result, we significantly reduced our staff and expenses and conserved liquidity as we continue operations and explore strategic options. At that time, a six-subject Early Feasibility Study of the Orion device was underway at UCLA and Baylor. Regularly scheduled visits at both sites were placed on hold in mid-March due to COVID-19, however visits at UCLA resumed mid-September 2020 and at Baylor resumed in December 2020.

Pixium Transaction

On January 5, 2021, we entered into a Memorandum of Understanding (“MOU”) with Pixium Vision, a publicly held French company (“Pixium”).  Pursuant to the terms of the Memorandum of Understanding, which sets forth the framework of the principal actions to be taken, (i) we were to raise additional working capital of at least $25,000,000 in connection with the combination of Pixium with our company in a private placement to accredited investors of equity securities of Second Sight (the “Fund Raising”); (ii) Pixium was to contribute to us certain assets in exchange for newly issued common stock of Second Sight (the “Contribution”); and (iii) we were to transfer our Orion assets to a newly formed subsidiary (“SpinCo”), the share capital of which would be partially spun-off to our shareholders (the “Spin-Off” and, together with the Fund Raising and the Contribution, the “Business Combination”).

On March 26, 2021 we closed the private sale of 4,650,000 shares of our common stock, at $6.00 per share, for gross proceeds of $27,900,000. See “March 2021 Private Placement” below.  Pixium opposed this placement and declared it to be prohibited under the MOU. Following further communications between Pixium and Second Sight, on April 1, 2021, after the board of directors of Second Sight determined that the Business Combination was not in the best interests of our shareholders, Second Sight gave notice to Pixium of termination of the (“MOU”) between the parties while also expressing a desire for an amicable resolution of termination amounts that may be due. Second Sight offered Pixium a $1,000,000 termination fee provided within the MOU or a patent license to certain Second Sight patents to settle matters between the parties.  On April 5, 2021 Second Sight remitted the termination fee to Pixium. By letter dated April 5, 2021, Pixium indicated that it considered this termination wrongful, rejected Second Sight’s offers, demanded six million Euros in damages (approximately US $7.14 million), and indicated it would pursue litigation in the French courts.

Lease

On January 22, 2021, we entered into a lease agreement, effective February 1, 2021, to sub-lease office space to replace our existing headquarters. We will pay $17,000 per month, increasing to $17,500 per month on February 1, 2022, plus operating expenses, to lease 17,280 square feet of office space at 13170 Telfair Avenue, Sylmar CA 91342. Additionally, we received full rent abatement for March 2021, and half rent abatement for March 2022. The sub-lease is for two years and two months.

Argus 2s

On March 5, 2021, we announced that the FDA had approved the Argus 2s Retinal Prosthesis System, a redesigned set of external hardware (glasses and video processing unit) initially for use in combination with previously implanted Argus II systems for the treatment of retinitis pigmentosa (RP). The Company developed Argus 2s alongside the external system for the next generation Orion Visual Cortical Prosthesis System currently under development. The two are closely related. Second Sight has not yet determined when or if it will produce and market the Argus 2s system.

March 2021 Private Placement

On March 23, 2021, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) for a private placement with several investors, wherein a total of 4,650,000 shares of our common stock were issued at a purchase price of $6.00 per share (the “Private Placement”).  Gross proceeds from the Private Placement, which closed on March 26, 2021, were $27,900,000 before placement agent fees, legal fees, and other offering expenses.

The Securities Purchase Agreement contained customary representations and warranties in favor of the investors in the Private Placement.  We also entered into a registration rights agreement (the “Registration Rights Agreement”) under which we agreed to prepare and file a registration statement (the “Resale Registration Statement”) with the SEC for the purpose of registering the resale of shares of common stock issued in the Private Placement. Under the Registration Rights Agreement, we are required to cause the Resale Registration Statement to be filed within 45 days of the date of the Securities Purchase Agreement, or if Pixium terminates its Memorandum of Understanding with us, within 15 days of such termination (the “Filing Date”).  We are required to use reasonable best efforts to cause the Resale Registration Statement to be declared effective by the SEC within 30 days after the Filing Date if the SEC does not review the Resale Registration Statement, or within 60 days after the Filing Date if the Resale Registration Statement is reviewed.   If we fail to meet the specified filing deadlines or keep the Resale Registration Statement effective, subject to certain permitted exceptions, the terms of the Registration Rights Agreement provide that we will be required to pay liquidated damages to the purchasers. We also agreed, among other things, to indemnify the selling holders under the Resale Registration Statement from certain liabilities and to pay all fees and expenses incident our performance of or compliance with the Registration Rights Agreement.

Also in connection with the Private Placement, on March 23, 2021, we entered into a Termination Agreement (the “Termination Agreement”) with Hudson Bay Capital Management (“HB”) pursuant to which, in consideration of a payment of $1,350,000 to HB and reimbursement of an additional $50,000 in legal fees (as well as HB’s participation in the Private Placement), HB agreed to terminate and waive its rights under a Term Sheet for Offering of Preferred Shares and Warrants between HB and our company that was entered into on or around March 7, 2021 (the “Term Sheet”). Under the exclusivity provisions of the Term Sheet, we were prohibited from negotiating or entering into a financing transaction for a specified period with a party other than HB, and in the event we consummated or executed any term sheet or agreement with respect to a financing with another party during such specified period, HB may have been entitled to assert, at its option, to receive a payment of $2,500,000 from our company or participate for up to 50% of the securities offered in the alternative financing transaction. Under the Termination Agreement, HB waived its rights under the Term Sheet and agreed to terminate the Term Sheet.

We engaged ThinkEquity, a division of Fordham Financial Management, Inc. (“ThinkEquity”), as placement agent for the Private Placement pursuant to a placement agency agreement (the “Placement Agency Agreement”). Under the Placement Agency Agreement, we paid ThinkEquity a cash placement fee equal to 6.5% of the aggregate purchase price of the shares sold in the Private Placement, less $50,000. In November 2020 Second Sight and Pixium retained Oppenheimer & Co. Inc. as placement agent for a proposed private placement of securities in connection with the Business Combination. On April 1, 2021, Second Sight received an invoice from Oppenheimer for more than $1.86 million.  This amount includes a requested commission of 6.5% on $27.9 million raised in the Private Placement. Second Sight believes that claims for payment presented by this invoice are without merit.

Resignation of Acting CEO

Effective as of the close of business on March 26, 2021, the board of directors appointed Scott Dunbar, who accepted March 30, 2021, Second Sight’s Senior Patent Counsel and Compliance Officer, as acting Chief Executive Officer to replace Matthew Pfeffer, who had been in this interim position since May 27, 2020.  Under Nasdaq rules, an independent director may be employed as an executive officer on an interim basis without disqualifying that director from being considered independent following such employment if that interim employment did not last longer than one year.  Following his resignation as the acting Chief Executive Officer, Mr. Pfeffer has continued to serve as an independent member of our board of directors.

Corporate Information

We are a California corporation and our principal executive offices are located at 13170 Telfair Avenue, Sylmar, California 91342. Our telephone number is (818) 833-5000. Our website is www.secondsight.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC. We have included our website address in this prospectus solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below together with the specific risks set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and other filings that we make with the SEC from time to time, which are incorporated into this prospectus by reference herein in their entirety. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus before investing in any shares of common stock offered by this prospectus. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business and operations.

A sale of a substantial number of shares of common stock by the selling shareholders may cause the price of our common stock to decline.

If our shareholders (including the selling shareholders) sell, or the market perceives that our shareholders intend to sell for various reasons, substantial amounts of our common stock in the public market, the price of our common stock may decline. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including:

•	our ability to execute our business plan and/or development plan;
•	operating results below expectations;
•	announcements of technological innovations or new products by us or our competitors;
•	economic and other external factors;
•	our issuance of additional securities, including debt or equity or a combination thereof, necessary;
•	period-to-period fluctuations in our financial results; and
•	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We will not receive any proceeds from the sale of the common stock by the selling shareholders covered by this prospectus.

We are registering the shares of common stock previously issued to the selling shareholders to permit the resale of these shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock.

If we become involved in litigation resulting from our termination of the MOU with Pixium, it could consume a material portion of our managerial and financial resources regardless of whether we prevail or not.

On April 1, 2021, after the board of directors of Second Sight determined that the Business Combination was not in the best interests of our shareholders, Second Sight gave notice to Pixium of termination of the MOU between the parties while also expressing a desire for an amicable resolution of termination amounts that may be due. Second Sight delivered to Pixium a termination fee of $1 million, however Pixium rejected our termination of the MOU, asserting damages totaling six million Euros, and has stated that it would pursue remedies available to it in the French courts. The cost to us of any litigation or other proceeding, regardless of its merit, and even if resolved in our favor, could be substantial and result in harm to our operations.

USE OF PROCEEDS

We are not selling any of the shares of common stock registered in this offering, and we will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders. The selling shareholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 300,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value. As of March 31, 2021, we had a total of 27,908,299 shares of common stock outstanding and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of our restated articles of incorporation and amended and restated bylaws and the applicable provisions of the California Corporations Code. This information is qualified entirely by reference to the applicable provisions of our restated articles of incorporation, amended and restated bylaws and the California Corporations Code. For information on how to obtain copies of our restated articles of incorporation and amended and restated bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find More Information” and “Incorporation by Reference.”

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders and cumulative voting rights in the election of our directors. Under California law, in any election of directors, each shareholder is entitled to cumulative voting at such election. This means that each shareholder may cast, in person or by proxy, as many votes in the aggregate as that shareholder is entitled to vote, multiplied by the number of directors to be elected. A shareholder is entitled and can elect to cast all of his or her votes for any director or for any two or more as the shareholder would choose. Our bylaws provide that the holders of a majority of the outstanding shares of our common stock, if present in person or by proxy, represent a quorum for the transaction of business at shareholders’ meetings. In most instances, if holders of a majority of the common stock present in person or by proxy at any meeting vote “for” a matter, the matter passes. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the outstanding liquidation preferences of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered, when issued, will be fully paid and nonassessable.

Our common stock is listed on The Nasdaq Capital Market under the symbol “EYES”. We have not applied to list our common stock on any other exchange or quotation system.

Preferred Stock

We have 10,000,000 shares of authorized preferred stock, no par value, none of which was issued or outstanding on March 31, 2021. Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our board of directors prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

While we do not currently have any plans for the issuance of any preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the common stock;
•	Diluting the voting power of the common stock;
•	Impairing the liquidation rights of the common stock; or
•	Delaying or preventing a change in control of the Company without further action by the shareholders

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently designated nor contemplated by us, we do not believe that any provision of our restated articles of incorporation or amended and restated bylaws would delay, defer or prevent a change in control.

Stock Options, Warrants and Restricted Stock Units

As of March 31, 2021, we have reserved the following shares of common stock in the aggregate for issuance pursuant to stock option and warrant agreements and restricted stock unit awards (“RSUs”):

•	182,152 shares of common stock issuable upon the exercise of stock options outstanding at March 31, 2021 with a weighted average exercise price of $15.68 per share;
•	1,077,675 shares of common stock reserved for future issuance to our employees under the Company’s 2011 Equity Incentive Plan;
•	no shares of common stock issuable upon the settlement of restricted stock units outstanding at March 31, 2021;
•	7,691,940 shares of common stock issuable upon the exercise of warrants outstanding at March 31, 2021, with a weighted average exercise price of $11.75 per share;
•

77,031 shares of common stock reserved for future issuance to our employees under the Company’s Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan.

Transfer Agent

Our transfer agent is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598; telephone (212) 828-8436.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

SELLING SHAREHOLDERS

The common stock being offered by the selling shareholders are those previously issued to the selling shareholders in the Private Placement.  See the section entitled “Prospectus Summary-- March 2021 Private Placement.”

In accordance with the terms of the Registration Rights Agreement with the selling shareholders, this prospectus generally covers the resale of the shares of common stock issued to the selling shareholders in the Securities Purchase Agreement, dated March 23, 2021 between Second Sight Medical Products, Inc. and each purchaser identified on the signature page thereto. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock, as of March 31, 2021.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may actually sell all, some or none of their shares in this offering. See “Plan of Distribution”.

The table is based on information supplied to us by the selling shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.  None of the selling shareholders is a broker dealer or an affiliate of a broker dealer.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Percentage of Outstanding Shares	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned Following the Offering(2)	Percentage of Common Stock Beneficially Owned Following the Offering
Sabby Volatility Warrant Master Fund, Ltd. (3)	912,500	3.3%	912,500	0	*
Altium Growth Fund, LP (4)	912,500	3.3%	912,500	0	*
Empery Asset Master, LTD (5)	563,834	2%	563,834	0	*
Empery Tax Efficient, LP (5)	154,582	*	154,582	0	*
Empery Tax Efficient III, LP (5)	194,084	*	194,084	0	*
FiveT Capital Holding AG (6)	912,500	3.3%	912,500	0	*
Hudson Bay Master Fund Ltd. (7)	1,000,000	3.6%	1,000,000	0	*

*	Represents less than 1%

(1)

This table and the information in the notes below are based upon information supplied by the selling shareholders. Percentages are based on 27,908,299 shares of common stock outstanding as of March 31, 2021.  Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)

Assumes the sale of all of the shares of common stock covered by this prospectus and that the Selling Shareholders do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling shareholder will sell all or any portion of the shares covered by this prospectus.

(3)	The business address is c/o Sabby Management, LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458. Hal Mintz has investment and disposition power over the shares of common stock.

(4)	The business address is 152 West 57 Street, FL 20, New York, NY 10019. Jacob Gottlieb has investment and disposition power over the shares of common stock.

(5)

The business address is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, New York 10020. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), Empery Tax Efficient, LP (“ETE”) and Empery Tax Efficient III, LP (“ETE III”) has discretionary investment and disposition power over the shares of common stock held by EAM, ETE and ETEIII. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM, ETE and ETE III. EAM, ETE, ETE III, Messrs. Hoe and Lane each disclaim any beneficial ownership of these shares of common stock.

(6)	The business address is c/o FiveT Capital AG, Allmendstrasse 140, 8041 Zurich, Switzerland. Johannes Minho Roth has investment and disposition power over the shares of common stock.

(7)

The business address is c/o Hudson Bay Capital Management LP, 777 Third Ave, 30th Floor, New York, NY 10017. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over the shares of common stock. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaim beneficial ownership over these shares of common stock.

PLAN OF DISTRIBUTION

Each Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company shall not be responsible for any of the Selling Shareholders’ selling costs incurred pursuant to any available method provided hereunder for selling securities.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Law Offices of Aaron A. Grunfeld, Beverly Hills, California.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, have been audited by Gumbiner Savett Inc., an independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits.  The SEC maintains a website, www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may review the registration statement and any other document we file on the SEC’s website.  Our SEC filings are also available to the public on our website, www.secondsight.com. The information on or accessible through our website, however, is not, and should not be deemed to be, a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;
•	we are disclosing important information to you by referring you to those documents; and
•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date we filed the registration statement of which this prospectus is a part and before the effective date of the registration statement and any future filings we will make with the SEC under those sections, except to the extent that any information in such filing is deemed “furnished” in accordance with rules of the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 16, 2021, as amended;

•

Our Current Reports on Form 8-K filed with the SEC on January 6, 2021, January 27, 2021, March 5, 2021, March 24, 2021, March 26, 2021 (excluding Item 7.01 and the exhibits related thereto), April 1, 2021, April 5, 2021, April 6, 2021, April 8. 2021 and

•

the description of our common stock and warrant contained in our Registration Statement on Form 8-A 12B/A filed with the SEC on November 17, 2014 and Form 8-A 12B filed with the SEC on March 24, 2017, and any amendment or report updating that description.

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.

You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

Second Sight Medical Products, Inc.

13170 Telfair Ave

Sylmar, California 91342

(818) 833-5000
Attention: Scott Dunbar, Acting Chief Executive Officer

You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the respective date of such documents. Our business, financial condition, results of operations and prospects may have changed since that date.

4,650,000 Shares of Common Stock

_________________________

PROSPECTUS

_________________________

April 28, 2021

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

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